Exhibit 16.1

Russell E. Anderson, CPA
Russ Bradshaw, CPA
William R. Denney, CPA

September 23, 2015

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Commissioners:

We have read the statements made by Valmie Resources, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Valmie Resources, Inc. dated on or about September 23, 2015 and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,
Anderson Bradshaw PLLC
Salt Lake City, UT 84107

Sincerely,

William R. Denney
Anderson Bradshaw PLLC

cc: Valmie Resources, Inc.
5296 S. Commerce Dr	1001 S. Dairy Ashford Road
Suite 300	Suite #100
Salt Lake City, Utah	Houston, TX 77077
84107
USA
(T) 801.281.4700
(F) 801.281.4701